                                                                    Exhibit 99.1

             BIG FLOWER ACQUIRES UK-BASED DIGITAL SERVICES COMPANIES

                 LASER TECH COLOR ADDS STRONG ADVERTISING AGENCY
                      CUSTOMER BASE, INTERNATIONAL PLATFORM

New York City (March 17, 1998) - Big Flower Holdings, Inc. (NYSE: BGF) announced today that Laser Tech Color, Big Flower's digital premedia and image content management business, has acquired Production Response Systems and Lifeboat Matey, both headquartered in London, England. The acquired companies, which have combined annual revenues of approximately $25 million, will do business as The Fusion Group. Terms of the acquisition were not disclosed.

Production Response is a leading London-based provider of full service digital premedia services including digital photography, graphic assembly and digital distribution to advertising agencies and publishers. Lifeboat Matey is a leading London-based provider of design and electronic post-production services to advertising agencies.

Commenting on the acquisitions, Edward T. Reilly, President and Chief Executive Officer of Big Flower said, "Production Response and Lifeboat Matey provide a strong building block for our strategy of globalizing the creation, management and distribution of image content for print, broadcast and electronic media output."

As a result of the acquisitions, Laser Tech is one of only two premedia service providers with an international presence to provide worldwide premedia and image technology solutions for its multinational customers. In addition to enhancing Big Flower's international platform, Production Response and Lifeboat Matey provide important relationships with some of the largest advertising agencies in the United Kingdom.

"I am delighted to join forces with Production Response and Lifeboat Matey," said Brian Mason, Chief Executive Officer of Laser Tech Color. "Leading advertisers and packaged goods manufacturers will now be able to create advertising and packaging imaging materials on one continent and distribute them simultaneously on another using Laser Tech's VixNet, a virtual private network designed to facilitate high bandwidth communication of image content."

Production Response and Lifeboat Matey are the fifth and sixth acquisitions completed for the Laser Tech Color Group in the past 15 months. Laser Tech, acquired by Big Flower in November 1995, operates a digitally-linked network of 23 premedia facilities and facilities management sites providing outsourced digital premedia, image content management and new media services to advertising agencies, consumer product and packaging companies and retail advertisers.

Big Flower Holdings, Inc. is a leading advertising and marketing services company with three principal lines of business: targeted advertising inserts and circulation-building newspaper products, customized direct mail and direct marketing, and digital services, including outsourced digital premedia and computer-based management systems for the broadcast industry. For the twelve months ended December 31, 1997, the Company's pro forma revenues were approximately $1.6 billion, including the recently completed acquisitions.

                                      # # #

For more information, contact:      Nancy S. Murray
                                    Big Flower Holdings, Inc.
                                    212.521.1606
                                    nmurray@bigflower.com





                                      Page 91 of 92